                                                                  EXHIBIT 10 (K)
                                 DEPARTMENT HEAD
                               SEVERANCE AGREEMENT

         This DEPARTMENT HEAD SEVERANCE AGREEMENT, made as of the 22nd day of February, 2000 (the "Effective Date"), by and among CONTINENTAL CASUALTY COMPANY, an Illinois corporation (the "Company"), CONTINENTAL ASSURANCE COMPANY an Illinois corporation ("CAC"), and Peter E. Jokiel (the "Executive").

         WHEREAS, the Executive is presently employed as Senior Vice President of the Company, which is a direct wholly owned subsidiary of CNA Financial Corporation, a Delaware corporation ("CNA"); and

         WHEREAS, the Company and CAC consider it essential to their best interests to foster the retention of key management personnel of the Company; and

         WHEREAS, the Company recognizes that the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company; and

         WHEREAS, this Agreement is intended to provide certain protections for the Executive against the exigencies of a Change in Control.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1. Term. This Agreement shall be effective as of the Effective Date and shall continue to be effective with respect to a Change in Control that is consummated during the period ending on the earlier of (i) first anniversary of the Effective Date or (ii) the date of written notice to the Executive by the Chief Executive Officer of CNA (the "CEO") that all potential Change in Control transactions have been abandoned by CNA (the "Agreement Term"). Notwithstanding the foregoing, the Agreement Term may be extended by the CEO by providing written notice of such extension to the Executive. Any determination required to be made by the CEO under this Agreement shall, in the event that the CEO notifies the Board of Directors of CNA (the "Board") that he will not make such determination, be made by the Board.

         2. Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if, during the term of this Agreement, at least 50% of the aggregate blocks of individual life insurance, viatical settlements, annuities and long-term care business underwritten by the Company and its affiliates and administered by the "Life Department" of CNA (the "Life Department") (measured in terms of gross premiums or gross sales, as applicable, in the determination of the CEO) is sold or otherwise transferred, in a single or series of


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


related or unrelated transactions, whether by asset purchase, stock purchase, merger or consolidation, reinsurance, or any other form of transaction, or combination thereof, to entities not controlled by CNA. For purposes of this Agreement, an entity shall be deemed controlled by CNA if CNA holds, directly or indirectly, 50% or more of the voting interest of such entity.

         If a Change in Control shall occur, any entity that acquires any block of business administered by the Life Department shall be referred to herein, together with its affiliates, as the "Successor Entity."

         3. Covered Termination. The termination benefits described in Section 4 hereof shall be provided to the Executive in the event that the Executive suffers a "Covered Termination" of the Executive's employment with the Company at any time during the "Protection Period." For purposes hereof, the "Protection Period" means the period commencing on the Effective Date and continuing until the date of the consummation of the transaction that results in a Change in Control, unless a Change in Control shall not occur during the Agreement Term, in which case the Protection Period shall expire upon the expiration of the Agreement Term.

         For purposes hereof, "Covered Termination" shall mean (i) termination of employment by the Company other than for "Cause", as described in paragraph
(a) below, or (ii) termination of such employment by the Executive for "Good Reason", as described in paragraph (b) below. The Executive shall not be treated as having suffered a Covered Termination in the event of (1) the Executive's death or disability, (2) the Executive's involuntary termination of employment for Cause, (3) the Executive's voluntary termination of employment other than for Good Reason, (4) the Executive's termination of employment for any reason following the expiration or termination of the Protection Period, (5) the Executive accepts an offer of employment from a Successor Entity in connection with a Change in Control or (6) the Executive accepts an offer of continued employment in another capacity with CNA or any of its subsidiaries or affiliates (the "CNA Group") in connection with a Change in Control.

         (a) Termination For Cause. For purposes hereof, an involuntary termination of the Executive's employment during the Protection Period shall be deemed a termination for "Cause" in the event of:

                  (i) the commission by the Executive of fraudulent acts or significant willful misconduct with respect to the CNA Group, such as commission of an act of personal dishonesty or breach of fiduciary duty in connection with the Executive's employment;

                  (ii) gross negligence, consisting of wanton and reckless acts or omissions in the performance of Executive's duties to the CNA Group;

                  (iii)bad faith in the performance of Executive's duties to the
                       CNA Group,  consisting of willful acts or omissions;

                  (iv) a material breach by the Executive of any significant written policy of the CNA Group, such as habitual absenteeism;

                  (v)  a violation of the restrictive covenants set forth in
                       Section 8 hereof; or

                  (vi) the Executive's conviction for, or plea of nolo
                       contendere to, a felony or a crime involving moral turpitude.

         Notwithstanding the foregoing, the Executive's employment shall be considered to have been terminated for Cause only if, prior to such termination for Cause, (1) CNA or the Company shall have given to the Executive written notice, stating with specificity the reason for the Executive's termination, (2) if such reason for termination is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the Executive's having cured or remedied such reason for termination during such 30-day period, unless such reason for termination cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time


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
         (not to exceed thirty (30) days) provided the Executive has made and continues to make a diligent effort to effect such remedy or cure and
         (3) a final determination shall have been made by the Board that Cause for termination exists, following a meeting of the Board at which the Executive shall be entitled to appear and contest the determination. Notwithstanding the foregoing, the Company shall be entitled to terminate the employment of the Executive at any time for any reason, and any determination of whether such termination is for Cause may be made following termination of employment.

         (b) Termination for Good Reason. For purposes of this Agreement, the voluntary termination of employment by the Executive during the Protection Period shall be deemed a termination for "Good Reason" if:

                  (i) there is a substantial diminution of the Executive's duties or responsibilities;

                  (ii) there is a reduction in the Executive's base salary or annual target bonus amount from that which was in effect on the Effective Date;

                  (iii)there is a relocation, without the Executive's written consent, of the Executive's principal place of business by more than 35 miles;

               (iv) the Executive does not receive an offer of employment from the CNA Group or a Successor Entity prior to the consummation of a Change in Control transaction;

                (v) the Executive declines, for any reason, to accept an
                    offer of employment from a Successor Entity in connection with a Change in Control; or

                (vi)the Executive declines, for any reason, to accept an
                    offer of continued employment in another capacity with the CNA Group in connection with a Change in Control.

         4. Consequences of Covered Termination. In the event that the Executive's employment with the Company shall have been terminated during the Protection Period in a manner that shall constitute a Covered Termination, the Executive shall be provided with the following severance payments and benefits:

         (a) Base Salary. The Executive shall receive, within 15 days following the Covered Termination, a lump-sum cash payment equal to two (2) times the Executive's annual base salary as in effect at the time of the Covered Termination (disregarding any reduction in base salary rate that constitutes Good Reason under Section 3(b) hereof) ("Base Salary").

         (b) Annual Bonus. The Executive shall receive, within 15 days following the Covered Termination, a lump-sum cash payment equal to 85.1% of two (2) times Base Salary.

         (c) Pro-Rata Annual Bonus. The Executive shall receive, within 15 days following the Covered Termination, in full settlement of his annual incentive bonus for the year of the Covered Termination, a lump-sum payment equal to (A) 85.1% of Base Salary, times (B) a fraction, the numerator of which is the number of days during which the Executive was employed in the calendar year of the Covered Termination, and the denominator of which is 365. If a payment is required to be made under this paragraph (c) with respect to the same calendar year for which a payment is made to the Executive under Section 5(a) hereof, the payment to be made hereunder shall be reduced by the payment made under Section 5(a).

         (d) Welfare Benefits. The Executive shall be entitled to coverage and benefits, on substantially the same terms as were in effect immediately prior to the Covered Termination, including any applicable co-payments or premiums to be paid by the Executive, for a period of two (2) years following the Executive's Covered Termination (the "Continuation Period"), under the medical, dental and group life insurance plans in which the Executive was participating at the time of the Covered Termination, as though the Executive's termination of employment had not occurred. (The benefits and coverages to be provided under this paragraph (d) are hereinafter referred to as


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                  "Welfare Continuation Coverages".) All Welfare Continuation
                  Coverages shall apply to the Executive and any of the Executive's dependents as and to the extent they would have been eligible for coverage if the Executive had continued to BE employed by the Company during the Continuation Period. The Company may provide the Executive with the Welfare Continuation Coverages under arrangements other than the generally applicable welfare benefit plans of the Company in which the Executive was previously participating, provided that the benefits and coverages so provided are at least as favorable to the Executive as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage by coverage basis, and taking into account all tax consequences to the Executive.

                  The Executive's entitlement to continuation "COBRA" coverages for medical and dental benefits under section 4980B of the Internal Revenue Code (or any successor provision thereto) shall commence following the expiration of the Continuation Period. Upon a Covered Termination, the Executive shall cease to be eligible for any Company-provided perquisites and other fringe benefits.

          Notwithstanding the foregoing, in the event that the Executive receives any of the foregoing severance payments and benefits and, at any time during the two-year period following the consummation of the transaction that results in a Change in Control, he becomes employed by or otherwise renders services to a Successor Entity, he shall be considered in breach of this Agreement, and the Company shall be entitled to recover from the Executive all cash amounts paid and all costs of benefits provided under this Section 4. By accepting any of the severance payments and benefits hereunder, the Executive represents and covenants that he has no intention to, and that he shall not, at any time during such two-year period, become employed by or otherwise render services to a Successor Entity. Prior to accepting any position with or rendering any services to a Successor Entity in violation of this paragraph, the Executive may make a written request that the Company waive its right to recovery under this paragraph. Such waiver shall be granted in the sole and exclusive discretion of the CEO, who may require the Executive to provide such information, in certified form, as the CEO deems necessary to respond to such request.

         5. Accrued Incentives. Upon the earlier of the occurrence of a Covered Termination or the date the Executive commences employment with a Successor Entity in connection with a Change in Control (the "Trigger Date"), the following payments shall be made to the Executive, provided that such payments shall not be made if the Executive continues in employment with the CNA Group following a Change in Control.

         (a) Annual Bonus. With respect to the annual incentive bonus program in which the Executive is participating immediately prior to a Trigger Date, the Executive shall receive, as full settlement thereof and within 15 days following the Trigger Date, a lump-sum payment equal to (A) 85.1% of the Executive's annual base salary in effect on the Trigger Date, times (B) a fraction, the numerator of which is the number of days in the calendar year prior to the Trigger Date, and the denominator of which is 365.

         (b) Long Term Cash. With respect to the long-term cash incentive awarded to the Executive on March 1, 1998 under the 1997 CNA Corporate Long-Term Incentive Plan ($100,000) and on March 1, 1999 under the 1998 CNA Corporate Long-Term Incentive Plan ($325,000), the Executive shall receive, as full settlement under each such Plan and within 15 days following the Trigger Date, a lump-sum cash payment equal to the full amount thereof brought forward with interest in accordance with the terms of each such Plan, other than any portion of such awards that have been previously paid. With respect to the Long-Term Incentive Awards for the 2000-01 and the 2000-02 performance periods that were granted to the Executive under the CNA Financial Corporation 2000 Long-Term Incentive Plan, the Executive shall receive, as full settlement thereof and within 15 days following the Trigger Date, a lump-sum cash payment for a pro-rata portion of each such award determined based on 150 percent of the target payment amount for each such award, other than any portion of such awards that have been previously paid. Such pro-rata amounts shall be determined by multiplying such 150 percent target payment amount by a fraction, the numerator of which is the number of full and partial calendar months from January 1, 2000 until the Trigger

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

                  Date (plus, in the case of the award measuring the 2000-01 performance period, an additional 12 months), and the denominator of which is 36.

         6. Tax Withholding. All payments required to be made to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to income tax, excise tax, employment tax and other payroll taxes as the payor may reasonably determine it should withhold pursuant to any applicable law or regulation.

         7. No Mitigation or Offset. The Executive shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of obligations hereunder for the payments and the benefit coverages required to be provided to the Executive. In addition, such obligations shall not be affected by any set-off or counterclaim rights which any party may have against the Executive.

         8. Restrictive Covenants.

         (a) Confidentiality. The Executive agrees that, while employed by the CNA Group, and at all times thereafter, the Executive shall continue to hold in a fiduciary capacity for the benefit of the CNA Group all secret or confidential information, knowledge or data relating to the CNA Group that shall have been obtained by the Executive during and by reason of his employment by or affiliation with the CNA Group and that shall not be public knowledge other than by acts of the Executive or his representatives, but excluding disclosure to a Successor Entity with which the Executive becomes employed of any such information, knowledge or data that relates only to the Restricted Businesses (as defined below) acquired by the Successor Entity in connection with a Change in Control ("Confidential Material"). The Executive shall not, without the prior written consent of the CEO, communicate or divulge any Confidential Material to anyone other than the CNA Group and those individuals or entities designated by the CEO.
         (b) Non-Competition. The Executive acknowledges that (i) the Life Department is currently engaged in the business of providing individual life insurance, viatical settlements, annuities, long-term care and pension administrative services and managing general agent services with respect to such products and services (the "Restricted Businesses"), (ii) his employment by the Company has given him access to trade secrets of and confidential information concerning the Life Department, and (iii) the agreements and covenants contained in this Section 8 are essential to protect the business and goodwill of the Life Department. Accordingly, the Executive covenants and agrees that, during the Restricted Period (as defined below), the Executive will not, directly or indirectly, without the prior written approval of the CEO, enter into any business relationship in which he functions in the role as the principal executive or operating officer, chief marketing officer or chief sales officer of any business or company that is engaged in one or more of the Restricted Businesses (a "Competitor"); provided, however, that such prohibited activity shall not include the ownership of fewer than 5% of the voting securities of any publicly traded corporation (determined by vote or value) or limited partnership interests constituting fewer than five percent (5%) of the value of any such partnership regardless of the business of such corporation or limited partnership.

         Upon the written request of the Executive, the CEO will determine whether a business or other entity constitutes a "Competitor" for purposes of this Section 8(b); provided that the CEO may require the Executive to provide such information as the CEO reasonably determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned on the accuracy of such information, and on such other factors as the CEO may reasonably determine. For purposes hereof, the "Restricted Period" shall commence on the date of consummation of the Change in Control transaction, provided that the Executive has received a "Qualified Offer" (as defined below) from a Successor Entity (whether or not the Executive accepts the Qualified Offer) and shall end on the second anniversary of such date of consummation. For purposes hereof, a "Qualified Offer" shall be an offer of employment from a Successor Entity that
(i) becomes effective on the date of consummation of the Change in Control, (ii) offers a base salary and annual target bonus (expressed as a percentage of base salary) at least equal to the base salary and annual target bonus percentage, respectively, in effect on the date of consummation of the Change in Control and
(iii) is for a position in which the Executive will be the principal executive or operating officer responsible for the operations of the Restricted Businesses acquired by a Successor Entity in the Change in Control transaction, it being understood and agreed that a Qualified Offer need not necessarily involve responsibilities for similar lines of business of a Successor Entity. It is

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further understood and agreed that neither a requirement of relocation nor a change in reporting status from that in effect on the Effective Date shall prevent an offer from being treated as a Qualified Offer. Notwithstanding the foregoing, employment or service with a Successor Entity shall not be prohibited by this Section 8(b) as and to the extent it relates only to the Restricted Businesses acquired by such Successor Entity in connection with a Change in Control.

         (c) Non-Solicitation. The Executive agrees that, during the Restricted Period, the Executive will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the CNA Group, nor will the Executive assist any other person in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the CNA Group.

         (d) Non-Interference. The Executive agrees that, during the Restricted Period, the Executive will not disturb or attempt to disturb any business relationship or agreement between the CNA Group and any other person or entity.

         (e) Assistance with Claims. The Executive agrees that, while employed by the CNA Group, and for a reasonable period (not fewer than 60 months) thereafter, the Executive will be available, on a reasonable basis to assist the CNA Group in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened ("Claims") that may be made or threatened by or against the CNA Group. The Executive agrees, unless precluded by law, to promptly inform the CNA Group if he is requested (i) to testify or otherwise become involved in connection with any Claim involving the CNA Group or (ii) to assist or participate in any investigation (whether governmental or private) of the CNA Group or any of their actions, whether or not a lawsuit has been filed against the CNA Group relating thereto. For periods following the 60-month anniversary date of the Executive's termination of employment with the CNA Group, the CNA Group agrees to provide reasonable compensation to the Executive for such assistance. The CNA Group also shall reimburse the Executive or cause the Executive to be reimbursed for any out-of-pocket expenses reasonably incurred by the Executive in complying with this section. All assistance and cooperation required of the Executive under this Section 8(e) shall be scheduled taking into account any other employment obligations of the Executive and shall be subject, if required in connection with such employment, to obtaining the prior consent of the Executive's employer.

         (f) Return of Materials. The Executive shall, at any time upon the request of CNA, and in any event upon the termination of his employment with the CNA Group, for whatever reason, immediately return and surrender to the CNA Group all originals and all copies, regardless of medium, of property belonging to the CNA Group, created or obtained by the Executive as a result of or in the course of or in connection with his employment with the CNA Group regardless of whether such items constitute proprietary information, provided that the Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. The Executive acknowledges that all such materials are, and will remain, the exclusive property of the CNA Group.

         (g) Effect of Breach. The Executive acknowledges that his violation of the covenants set forth in this Section 8 could cause the CNA Group irreparable harm and he agrees that the CNA Group shall be entitled to injunctive relief restraining the Executive from actual or threatened breach of the covenants and that if bond is required to be posted in order for the CNA Group to secure such relief said bond need only be in a nominal amount. The right of the CNA Group to seek injunctive relief shall be in addition to any other remedies available to the CNA Group with respect to an alleged or threatened breach.

         9. Release of Claims. As a condition of Executive's entitlement to the severance payments and benefits provided by Section 4 of this Agreement, at the time of a Covered Termination, the Executive shall execute and shall honor in accordance with its terms a waiver and release of claims in favor of the CNA Group in the form attached hereto as Exhibit A (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof).

         10. Other Compensation and Benefit Plans. Except as specifically provided herein, the Covered Termination of the Executive's employment shall not accelerate the time of payment or vesting under, or increase the amount of benefits due under, any benefit or incentive compensation plans of the CNA Group. The amount of any


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


compensation deemed to be received by the Executive pursuant to this Agreement shall not constitute compensation with respect to which any other benefit or incentive compensation of such Executive is determined, other than as provided for under the terms of the CNA Retirement Plan and the CNA Supplemental Executive Retirement Plan (which currently take into account pro-rata bonus payments upon termination of employment). Except as provided herein, the rights and benefits of the Executive under this Agreement shall not be in lieu of the Executive's benefits under any employee benefit plan or program of the CNA Group, which shall be payable in accordance with the terms and conditions of such plans or programs.

         11. Successors and Assigns. This Agreement and all rights hereunder are personal to the Executive and shall not be assignable by the Executive; provided, however, that any of the Executive's rights under Sections 4 and 5 of this Agreement that shall have become payable prior to the Executive's death shall inure to the benefit of the Executive's heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and, subject to Section 12 hereof, CAC.

         12. Assumption by CAC; Company Guaranty. Effective upon a Change in Control, and without any required action of the parties hereto, (i) CAC shall become solely responsible for satisfying any obligations to the Executive under Sections 4 and 5 of this Agreement, (ii) CAC shall not be entitled, without the prior written consent of the Executive, to assign its obligations under this Agreement, and (iii), the Company shall be released from all obligations under Sections 4 and 5 of this Agreement (but shall otherwise remain a party to this Agreement). Notwithstanding the foregoing, in the event of a final determination by a court of competent jurisdiction (or trustee or receiver appointed thereby) that CAC shall be unable to satisfy its obligations under Sections 4 and 5 of this Agreement as result of a receivership, insolvency or delinquency proceeding, the Company shall become secondarily liable to the Executive for satisfaction of such obligations; provided, however, that the amount payable by the Company hereunder shall be limited to the amounts calculated under Sections 4 and 5 hereof assuming that the annual base salary of the Executive at the time of Covered Termination is the lesser of the amount thereof or the annual base salary at the time of Change in Control.

         13. No Right of Employment. Nothing in this Agreement shall confer upon the Executive any right to continue as an employee of the Company or interfere in any way with the right of the Company to terminate the Executive's employment at any time.

         14. Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.

         15. Entire Agreement. This Agreement constitutes the entire agreement among the parties respecting the subject matter hereof and supersedes any prior agreements respecting the subject matter hereof. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties, and no discharge of the terms of this Agreement shall be deemed valid unless by full performance by the parties or by a writing signed by the parties. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

         16. Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

                     Notice to CNA or the Company shall be addressed to:


                              Jonathan D. Kantor
                              Senior Vice President and General Counsel
                              CNA Financial Corporation
                              CNA Plaza 31 South
                              Chicago, IL 60685
                              Fax:  (312) 817-0511

                    Notice to the Executive shall be addressed to the Executive at the address indicated on the signature page hereof.



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

         17. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Illinois and the parties submit to the jurisdiction of the courts of the State of Illinois for the purpose of any actions or proceedings which may be required to enforce the terms hereof.

         18. Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one Agreement. It shall not be necessary that any counterpart be signed by the parties hereto so long as each such party shall have executed a counterpart.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                       CONTINENTAL CASUALTY COMPANY

                       /s/ ROBERT V. DEUTSCH
                       ---------------------------------
                       By:  Robert V. Deutsch
                       Its: Senior Vice President & Chief Financial Officer, CNA Insurance Companies
                       (Executed on June 5, 2000)

                       CONTINENTAL ASSURANCE COMPANY

                       /s/ ROBERT V. DEUTSCH
                       ----------------------------------
                       By:  Robert V. Deutsch
                       Its: Senior Vice President & Chief Financial Officer, CNA Insurance Companies
                       Executed on June 5, 2000)

                       EXECUTIVE

                       /s/ PETER E. JOKIEL
                       -----------------------------------
                       Name:   Peter E. Jokiel
                       Address:
                       Fax:
                       (Executed on June 5, 2000)





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